Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Freeline Therapeutics Holdings plc of our report dated May 6, 2020 relating to the financial statements of Freeline Therapeutics Limited, appearing in Registration Statement (File No. 333-239938) on Form F-1 of Freeline Therapeutics Holdings plc.

Deloitte LLP

/s/ Deloitte LLP

Reading, United Kingdom

August 7, 2020